UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1. Title of each class of securities to which transaction applies:

2. Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5. Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3. Filing Party:

4. Date Filed:

Email from Jen-Hsun Huang to all employees regarding 2007 Equity Incentive Plan

Hi everyone,

NVIDIA’s Annual Meeting of Stockholders will take place on June 21.

Among other matters, one very important proposal we are asking stockholders to approve is a new stock option plan called the "2007 Equity Incentive Plan". Stock option plans require shareholder approval from time to time. Our current stock plan expires early next year.

Stock options is an important element of our compensation philosophy. For a growth company like NVIDIA, stock options delivers the greatest benefit to employees for the cost to the company. It is one of the best ways for us to make every employee feel like an owner. Adopting the new stock plan will allow NVIDIA to continue granting stock options to attract, retain, and reward world-class employees.

The 2007 Equity Incentive Plan is critical to the continued growth of our company. I hope all of you will join me and vote your shares in support of this plan.

Employees who were NVIDIA shareholders on April 23, 2007 will receive a proxy statement which includes this year’s proposals and voting instructions. If you have misplaced your proxy statement, contact our proxy solicitor The Altman Group at 1-800-232-0316 or contact your broker to obtain voting instructions and/or a replacement proxy card.

If you would like to talk about this, feel free to contact me, David Shannon, Marv Burkett, Scott Sullivan, or Christy Lillquist. Any of us would be delighted to help.

I encourage you to vote your shares.

Jensen